Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of April 12, 2011, among Intelsat (Poland) Sp. z o.o., a company organized under the laws of Poland (the “New Guarantor”), a subsidiary of INTELSAT JACKSON HOLDINGS S.A., a société anonyme existing under the laws of Luxembourg (the “Issuer”), the Issuer and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of April, 5, 2011, providing for the issuance of $1,500,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2019 (the “2019 Notes”) and $1,150,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”);

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS the New Guarantor desires to execute and deliver to the Trustee this First Supplemental Indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS the Indenture provides that in connection with this First Supplemental Indenture, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this First Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.    Defined Terms. As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this First Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.    Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 11.02 of the Indenture.

4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.    Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND FOR THE AVOIDANCE OF DOUBT, THE APPLICABILITY OF ARTICLES 86 TO 94-8 OF THE AMENDED LUXEMBOURG LAW ON COMMERCIAL COMPANIES SHALL BE EXECUTED.

6.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

7.    Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.    Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT (POLAND) SP. Z O.O.

By:	/S/ JEAN PHILIPPE GILLET
	Name:	Jean Philippe Gillet
	Title:	Member of Management Board

INTELSAT JACKSON HOLDINGS S.A.

By:	/S/ FLAVIEN BACHABI
	Name:	Flavien Bachabi
	Title:	Chairman and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/S/ MARTIN REED
	Name:	Martin Reed
	Title:	Vice President